EXHIBIT 10.11

2000 Wyatt Drive, Suite 7 Santa Clara, California 95054 408/588-4630 • Facsimile: 408/588-4636

August 19, 2003

Eli Porat, CEO
Tvia, Inc.
4001 Burton Drive
Santa Clara, CA 95054

Dear Eli:

Re:	Facility No. mp10 tviainc/COR
4001 Burton Drive, Santa Clara, California (the “Premises”)

Enclosed is one fully executed Third Amendment to Lease for the above referenced Premises. Please keep this original for your records.

If you have any questions, please feel free to call me at (408) 588-4630.

Very truly yours,

PACIFIC REALTY ASSOCIATES, L.P.

/s/ Gregory T. Cantrell

Gregory T. Cantrell
Regional Property Manager

Encl.

THIRD AMENDMENT TO LEASE AGREEMENT

     THIS THIRD AMENDMENT TO LEASE AGREEMENT(this “Amendment”) is made and entered into this 27th day of June, 2003, by and between KOLL/INTEREAL BAY AREA, a California general partnership (“Landlord”), and TVIA, Inc., a Delaware corporation fka IGS Technologies, Inc., a California corporation (“Tenant”).

RECITALS

     This Amendment it made with reference to the following facts, intentions and objectives:

     A. Landlord and InteGraphics System, Inc., a California corporation and Tenant’s predecessor-in-interest, entered into that certain Mission Park Multi-Tenant Single-Building Modified-Net Lease dated October 27,1995 (as amended by (i) that certain First Amendment to Lease Agreement between Landlord and Tenant dated January 15,1999 and (ii) that certain Second Amendment to Lease Agreement between Landlord and Tenant dated May 6, 1999, the “Lease”) for certain real property situated in the City of Santa Clara, County of Santa Clara, State of California, which real property is commonly known as 4001 Burton Drive, Santa Clara, California, and is more particularly described and defined in said Lease as the “Premises”.

     B. Landlord and Tenant have agreed to further extend the term of the Lease and to amend the Lease to provide that the Lease shall be an “industrial gross lease” instead of a “triple net lease”. Landlord and Tenant acknowledge that the net Monthly Rent payable under the Lease by Tenant as of the commencement of the extended term of the Lease is based upon utilization by Tenant of that portion of the Premises comprising approximately ten thousand (10,000) square feet and more particularly shown in Exhibit 1 attached hereto and incorporated herein of the Premises (the “In-Use Portion”).

     C. Accordingly, Landlord and Tenant have agreed to the modifications to the Lease as set forth below.

     NOW, THEREFORE, in consideration of the foregoing, the receipt of which is acknowledged, and of the mutual agreement of the parties hereto the terms and conditions hereinafter contained, Landlord and Tenant agree as follows.

1. Effective Date; Capitalized Terms.

     Except as may be specifically set forth herein, the provisions of this Amendment shall be effective as of the date Landlord executes this Amendment as shown next to Landlord’s signature below (the “Effective Date”). Capitalized terms used in this Amendment and not defined shall be deemed to have the same meaning ascribed to them in the Lease.

2. Further Extension of Term of Lease; Net Monthly Rent.

     2.1. Additional Period. The term of the Lease currently expires on July 31, 2003. The existing term of the Lease is hereby further extended for an additional twelve (12) months commencing on August 1, 2003 and continuing through and including July 31, 2004 (the “Additional Period”). All references in the Lease and is this Amendment to “Term” shall mean the existing term of the Lease as extended through the Additional Period.

     2.2. Net Monthly Rent. Net Monthly Rent for each and every month of the Additional Period shall be Eight Thousand Five Hundred and No/100 Dollars ($8,500,00) per month.

3. Operating Expenses Payable During Additional Period.

     Landlord and Tenant acknowledge and agree that the Lease as amended by this Amendment is intended to be an “industrial gross lease” instead of a “triple net lease” as of the commencement of the Additional Period. Accordingly, the Lease is hereby modified as follows:

     3.1. Additional Rent. Effective as of the commencement of the Additional Period, Paragraph 5.B of the Lease is hereby amended in its entirety to read as follows:

          “B. Additional Rent. Additionally, Tenant shall pay, as and with the net Monthly Rent, Tenant’s Percentage of the estimated amount, if any, by which Operating Expenses allocable to any calendar year subsequent to the Base Year (as defined below) will exceed the amount of Operating Expenses allocable to the Base Year, as adjusted from time to time, and as more specifically set forth in Paragraph 17.C. As used herein, “Base Year” means calendar year 2003. All monies (except Monthly Rent) required to be paid by Tenant under this Lease, including, without limitation, Operating Expenses, shall be deemed Additional Rent.”

     3.2. Operating Expenses. Effective as of the commencement of the Additional Period, Paragraph 17.C(i) of the Lease is hereby amended in its entirety to read as follows:

          “(i) Tenant to Pay Increased Operating Expenses. Tenant shall pay Landlord monthly, as Additional Rent, Tenant’s Percentage of the amount, if any, by which Operating Expenses allocable to any calendar year subsequent to the Base Year exceed the amount of Operating Expenses allocable to the Base Year.”

     3.3. Monthly Payments of Operating Expenses. Effective as of the commencement of the Additional Period, Paragraph 17.C(iv) of the Lease is hereby amended in its entirety to read as follows:

          “(iv) Monthly Payments. Beginning January 1, 2004, Tenant shall pay to Landlord on the first day of each calendar month of the remaining Term one-twelfth (1/12) of Tenant’s Percentage of the estimated amount, if any, by which Operating Expenses allocable to any calendar year subsequent to the Base Year (as defined below) will exceed the amount of Operating Expenses allocable to the Base Year (the “Estimated Operating Expenses Increase”). The Estimated Operating Expenses Increase may be adjusted by Landlord at the end of any calendar quarter on the basis of Landlord’s experience and reasonably anticipated costs. Any such adjustment shall be effective as of the calendar month next succeeding receipt by Tenant of written notice of such adjustment. Within one hundred twenty (120) days following the end of each calendar year after the Base Year Landlord shall furnish Tenant a statement of (i) the actual expenses for the calendar year (“Actual Expenses”), (ii) the amount, if any, by which the Actual Expenses exceed the amount of Operating Expenses allocable to the Base Year (the “Actual Operating Expenses Increase”), and (iii) payments made by Tenant with respect to such period. If the Actual Operating Expenses Increase for the relevant calendar year exceeds Tenant’s payments for the Estimated Operating Expenses Increase for that period, Tenant shall pay Landlord the deficiency within thirty (30) days after receipt of such statement. If Tenant’s payments for the Estimated Operating Expenses Increase for the relevant calendar year exceed the Actual Operating Expenses Increase for that period, Landlord shall offset the excess against payments under this Paragraph 17.C thereafter becoming due to Landlord. There shall be appropriate adjustments of the Operating Expenses Increase as of the expiration of the Term.”

4. As Is.

     Tenant shall continue to lease the Premises for the Additional Period in its “AS IS” condition on the date of the commencement of the Additional Period. Landlord shall have no obligation to make any improvements, alterations, modifications, repairs or refurbishments of any nature whatsoever to the Premises as a condition to or in connection with Tenant’s lease of the Premises for the Additional Period.

5.	Landlord Option Relocate Tenant Recapture Spaces

     5.1. Landlord’s Relocation Option. At any time during the remaining Term. Landlord shall have the right, upon not less ninety (90) days prior written notice to Tenant, to relocate Tenant from the Premises to other space located in the Project (the “Substitution Space”) of approximately ten thousand (10,000) square feet and containing improvements comparable to those improvements located in the Premises its of the Effective Date, in which event Tenant shall enter into an amendment of the Lease with Landlord to provide for (i) the deletion of all references to the Premises and the insertion of the Substitution Space in place thereof, (ii) if the Substitution Space is not located within the Building, the deletion of all references to the Building and the insertion in place thereof of the building located within the Project in which the Substitution Space is located, (iii) Tenant’s Percentage shall be equitably redetermined by Landlord and (iv) any other revisions reasonably necessary to effect Tenant’s relocation to the Substitution Space. In all other respects, the terms and conditions contained in this Lease shall remain unmodified and in full force and effect. Without limiting the foregoing. Landlord and Tenant acknowledge that the net Monthly Rent payable under the Lease by Tenant as of the commencement of the Additional Period is based upon utilization of only the In-Use Portion and that, as a result, if Landlord exercises its right to relocate Tenant to the Substitution Space as provided in this Section 5.1. the net Monthly Rent payable by Tenant under the Lease shall not be modified. Landlord shall pay Tenant for Tenant’s reasonable costs of moving and telephone relocation.

     5.2. Landlord’s Option to Recapture Spaces. In addition to the rights granted to Landlord in Section 5.1 of this Amendment, at any time and from time to time during the remaining Term, Landlord shall have the right to recapture and terminate the Lease with respect to all or any portion of the Premises other than the In-Use Portion (the “Remaining Portion”). To the extent Landlord elects to recapture all or any portion of the Remaining Portion, Tenant shall enter into an amendment of the Lease with Landlord to provide for (i) modification of all references to the Premises to delete the relevant portion of the Remaining Portion recaptured by Landlord, (ii) Tenant’s Percentage shall be equitably redetermined by Landlord and (iii) any other revisions reasonably necessary to effect Landlord’s recapture of the relevant portion of the Remaining Portion. In all other respects, the terms and conditions contained in this Lease shall remain unmodified and in full force and effect. Without limiting the foregoing, Landlord and Tenant acknowledge that the net Monthly Rent payable under the Lease by Tenant as of the commencement of the Additional Period is based upon utilization of only the In-Use Portion and that, as a result, if Landlord exercises its right to recapture all or any portion of the Remaining Portion as provided in this Section 5.2. the net Monthly Rent payable by Tenant under the Lease shall not be modified. Tenant shall remove any of its trade fixtures, equipment or other personal property from the relevant portion of the Remaining Portion which is being recaptured by Landlord prior to the expiration of the 90 day period set forth above, Landlord, at no cost to Tenant, shall construct one(1) or more demising walls between the In-Use Portion and the relevant portion of the Remaining Portion which is being recaptured by Landlord as necessary to secure the In-Use Portion. Tenant acknowledges that any such construction shall be performed and completed by Landlord during business hours and that Landlord shall have access to all portions of the Premises for purposes of performing such construction. In addition, Tenant acknowledges that dust, noise and debris will result from such construction and that, provided Landlord takes such steps as are reasonably to necessary to minimize interference with Tenant’s use of the In-Use Portion, Tenant shall have no right to terminate the Lease or seek any other relief or reimbursement in connection with such construction.

6.	No Options to Extend.

     Tenant has no options to extend the term of the Lease.

7.	Brokers.

     Landlord and Tenant acknowledge and agree that no real estate brokers were involved in the negotiation of this Amendment. Landlord and Tenant (each being hereinafter referred to in this Section 7 as the “Indemnitor”) each agrees to defend with counsel reasonably satisfactory to the other party and indemnify the other party from and against all liability, claims, actions, causes of action, suits, demands, damages, or costs of any kind arising from or connected with any broker’s or finder’s fee or commission or charge claimed to be due any person arising from the Indemnitor’s conduct with respect to said transaction, other than the commission provided for above. This obligation shall survive and be enforceable following the expiration or earlier termination of the Lease.

8. Ratification.

     Except as otherwise provided herein, the Lease is hereby ratified and affirmed and remains in full force and effect.

9. Successors and Assigns.

     This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their successors, transferees, heirs, personal representatives and assigns.

     IN WITNESS WHEREOF, tire parties hereto have executed this Amendment on the respective dates set opposite their signatures below, but this Amendment on behalf of such party shall be deemed to have been dated as of the date first above written.

LANDLORD:

KOLL/INTEREAL BAY AREA,
a California general partnership

	By:	Washcop Limited Partnership,
a Delaware limited partnership

		By:	Pacific Resources Associates, LLC,
a Delaware limited liability company,
		Its:	General Partner

Date: 8/6/2003			By:	/s/ Shari L. Reed

Name: Shri L. Reed
Its: Vice President

TENANT:

TVIA, INC.,
a Delaware corporation

Date: 7/02/2003	By	/s/ Eli Porat

Eli Porat

(Typed or printed name)
Its CEO

EXHIBIT 1

IN-USE PORTION